As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-232662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NexTier Oilfield Solutions Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-4016639
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3990 Rogerdale Rd.
Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan

(Full Title of the Plan)

Kevin M. McDonald

Executive Vice President, Chief Administrator Officer, General Counsel & Secretary

NexTier Oilfield Solutions Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

(Name and Address of Agent for Service)

(713) 325-6000

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

F. Xavier Kowalski, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,756,284 (1)	(2)	(2)	(2)

(1)

Represents shares of common stock, par value $0.01 per share (“Common Stock”), of NexTier Oilfield Solutions Inc., a Delaware corporation (formerly known as Keane Group, Inc.) (the “Registrant”), issuable in the future under stock options, performance share awards and time-based restricted stock unit awards outstanding pursuant to the NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan, as amended to date (the “Plan”), which awards were assumed by the Registrant in connection with the merger with C&J Energy Services, Inc. (“C&J”) on October 31, 2019 (the “Merger”) and which awards were held by individuals who were directors or employees of the Registrant immediately following the completion of the Merger. In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such additional shares of Common Stock and securities that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions or securities issuable pursuant to awards granted under the Plan.

(2)

This Post-Effective Amendment No. 1 on Form S-8 covers securities that were originally registered on the Registrant’s Registration Statement on Form S-4 (File No. 333-232662), as amended (the “Form S-4”). All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registration Statement on Form S-4, to which this Post-Effective Amendment No. 1 relates. Accordingly, no additional filing fee is required.

EXPLANATORY NOTE

NexTier Oilfield Solutions Inc., a Delaware corporation (formerly known as Keane Group, Inc.) (the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-232662), as amended (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 relating to up to 1,756,284 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that are reserved for issuance by the Registrant upon settlement of outstanding awards issued under the NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan, as amended to date (the “Plan”), to individuals who were directors or employees of the Registrant immediately following the effective time of the Merger, as defined below. All such shares of Common Stock were originally registered on the Form S-4.

On June 16, 2019, C&J Energy Services, Inc. (“C&J”), the Registrant and King Merger Sub Corp., a wholly owned subsidiary of the Registrant (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which they agreed to combine their respective businesses in a merger of equals. On October 31, 2019, Merger Sub merged with and into C&J, with C&J as the surviving corporation and wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, certain outstanding awards issued under the Plan were assumed by the Registrant and converted into awards with respect to the Registrant’s Common Stock, based on a formula described in the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to participants in the Plan, as required by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1 above. Any such requests should be directed to the Registrant at the address and telephone number listed on the cover page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by the Registrant with the SEC, are incorporated herein by reference:

•	the Registrant’s Annual Reports on Form 10-K (filed with the SEC on February 27, 2019) and Form 10-K/A (filed with the SEC on August 19, 2019) for the fiscal year ended December 31, 2018;

•	the information responsive to Part III of Form 10-K in the Registrant’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders, filed with the SEC on April 1, 2019;

•	the Registrant’s Quarterly Reports on Form 10-Q (filed with the SEC on May 7, 2019) and Form 10-Q/A (filed with the SEC on August 19, 2019) for the quarter ended March 31, 2019;

•	the Registrant’s Quarterly Reports on Form 10-Q (filed with the SEC on July 31, 2019) and Form 10-Q/A (filed with the SEC on August 19, 2019) for the quarter ended June 30, 2019;

•

the Registrant’s Current Reports on Form 8-K or Form 8-K/A (excluding any information and exhibits furnished under Item 2.02 of 7.01 thereof) filed with the SEC on January  11, 2019, February 25, 2019, March 18, 2019, May 6, 2019, May 14, 2019 , May 14, 2019, June  17, 2019, July 19, 2019, October  11, 2019, October 15, 2019, October 22, 2019 and October 31, 2019; and

•

any description of shares of the Common Stock contained in a registration statement filed pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement prior to the filing of any post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 145 of the DGCL, each director and officer of the Registrant may be indemnified by the Registrant against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of the Registrant) in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Registrant if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer (i) may be indemnified by the Registrant only for expenses (including attorneys’ fees) but not for judgments, fines or amounts paid in settlements and (ii) may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

The Registrant’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director. As permitted by the DGCL, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agent as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and the Registrant’s certificate of incorporation and bylaws.

The Registrant has entered into separate indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s certificate of incorporation and bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant currently carries liability insurance for its directors and officers.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description

4.1	Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 14, 2016)

4.2	Certificate of Amendment to the Certificate of Incorporation of Keane Group, Inc., effective October 31, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2019)

4.3	Bylaws of Keane Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 21, 2017)

4.4	NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan*

5.1	Opinion of Schulte Roth & Zabel LLP regarding the validity of the securities being registered**

23.1	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)**

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm for the Registrant*

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm for C&J*

24.1	Power of Attorney**

*	Filed herewith.
**	Previously filed.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 14, 2016)

4.2	Certificate of Amendment to the Certificate of Incorporation of Keane Group, Inc., effective October 31, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2019)

4.3	Bylaws of Keane Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 21, 2017)

4.4	NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan*

5.1	Opinion of Schulte Roth & Zabel LLP regarding the validity of the securities being registered**

23.1	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)**

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm for the Registrant*

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm for C&J*

24.1	Power of Attorney**

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 1, 2019.

NEXTIER OILFIELD SOLUTIONS INC.

By:	/s/ Robert W. Drummond
	Name:	Robert W. Drummond
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert W. Drummond and Gregory L. Powell as his or her attorney and agent, with full power of substitution and resubstitution, on his or her behalf in any such capacity to sign and file this Registration Statement and any and all amendments, exhibits and other documents related thereto which any such attorney or substitute may deem necessary or advisable to be filed with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described in these resolutions, as fully as such officer or director might or could do if personally present and acting and as fully as the Registrant might or could do by a properly authorized agent. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on November 1, 2019.

Signature	Title

/s/ Robert W. Drummond	Chief Executive Officer and Director (Principal Executive Officer)
Robert W. Drummond

/s/ Gregory L. Powell	Executive Vice President and Chief Integration Officer (Principal Financial Officer)
Gregory L. Powell

/s/ Lamphung Ngo-Burns	Principal Accounting Officer
Lamphung Ngo-Burns	(Principal Accounting Officer)

/s/ Patrick Murray	Chairman
Patrick Murray

/s/ Stuart Brightman	Director
Stuart Brightman

/s/ Marc G. R. Edwards	Director
Marc G. R. Edwards

/s/ Gary H. Halverson	Director
Gary H. Halverson

/s/ John Kennedy	Director
John Kennedy

/s/ Steven Mueller	Director
Steven Mueller

/s/ Amy Nelson	Director
Amy Nelson

/s/ Mel G. Riggs	Director
Mel G. Riggs

/s/ Michael Roemer	Director
Michael Roemer

/s/ James C. Stewart	Director
James C. Stewart

/s/ Scott Wille	Director
Scott Wille